SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC
                                      20549


                    ________________________________________

                                    FORM 8-K
                    ________________________________________

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: April 1, 1997
                        (Date of earliest event reported)


                         INSIGNIA FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


              DELAWARE                  0-19066                  13-3591193
   (State or other jurisdiction of    (Commission            (I.R.S. Employer
   incorporation or organization)     File Number)             Identification
                                                                   Number)


                          One Insignia Financial Plaza
                              Post Office Box 1089
                        Greenville, South Carolina 29602
                     (Address of Principal Executive Office)


       Registrant's telephone number, including area code: (864) 239-1000


                     ______________________________________





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Item 5. Other Events

On April 1, 1997, Insignia Commercial Group, Inc., a wholly owned affiliate of Insignia Financial Group, Inc., successfully completed the acquisition of a leading full-service commercial, retail and industrial real estate brokerage firm in the Chicago area. Insignia Commercial Group entered into a purchase agreement with Frain Camins & Swartchild, Inc. ("FC&S") on March 19 to acquire the outstanding stock in the Company. The total consideration paid by Insignia Commercial Group for the purchase of FC&S includes $3.5 million in cash paid at closing and up to an additional $4.5 million in contingent payments to be paid based on certain future revenues.

     FC&S provides services for over 10 million sq. ft. of space in the Chicago metropolitan area, and offers a full range of services, including property management and leasing, tenant representation, industrial sales and leasing, land acquisition and disposition, consulting and construction services. FC&S is the third commercial acquisition of 1997 for Insignia and affiliates. In aggregate these acquisitions, which include Stamford, CT based Rostenberg-Doern Company, Inc., Denver based HMB Property Services, and FC&S, generated more than $18 million in revenues for 1996 and will increase Insignia's commercial real estate management portfolio by more than 12 million sq. ft.



Item 7.  Financial Statement and Exhibits

         (c)     Exhibits

    Exhibit No.

          10.1 Stock Purchase Agreement dated as of March 19, 1997, by and among Insignia Commercial Group, Inc. Insignia Financial Group, Inc. Kirkland B. Armour, Scott J. Brandwein, Harvey B. Camins, James
               L. Dieter, Lyan Homewood Fender, Ronald T. Frain, Jay Hinshaw, Thomas E. Moxley, Robert B. Rosen, James H. Swartchild, Jr., David Tropp, Gregg F. Witt, Frain Camins & Swartchild, Incorporated, FC&S Management Company and Construction Interiors, Inc.

          99.1 Press Release dated March 19, 1997

          99.2 Press Release dated April 1, 1997

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            INSIGNIA FINANCIAL GROUP, INC.



                                            By:      /s/ John K. Lines
                                                     John K. Lines
                                                     General Counsel

Date:  April 17, 1997